UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2020

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000
Los Angeles
California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	REXR	New York Stock Exchange
5.875% Series A Cumulative Redeemable Preferred Stock	REXR-PA	New York Stock Exchange
5.875% Series B Cumulative Redeemable Preferred Stock	REXR-PB	New York Stock Exchange
5.625% Series C Cumulative Redeemable Preferred Stock	REXR-PC	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS

Repayment of $100 Million Term Loan Facility

On November 16, 2020, Rexford Industrial Realty, Inc. (the “Company”), through its operating partnership, Rexford Industrial Realty, L.P. (the “Operating Partnership”), repaid in full the $100 million unsecured term loan facility (the “Term Loan Facility”) outstanding under its Third Amended and Restated Credit Agreement by and among the Company, as parent, the Operating Partnership, as borrower, Bank of America N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders named therein. The Company’s payment to the lenders was approximately $100.1 million, inclusive of accrued interest, which satisfied all of the Company’s obligations under the Term Loan Facility borrowing. The Company did not incur any prepayment penalties for repaying the Term Loan Facility in advance of the maturity date of February 14, 2022.

In addition, the Company terminated one of its interest rate swaps with a notional amount of $100 million by paying a swap termination fee of approximately $1.4 million. The pay-fixed, receive-floating interest rate swap was scheduled to mature in August 2021 and was used to hedge interest rate risk related to the Term Loan Facility.

Acquisition of Gateway Pointe Industrial Campus

As previously reported, on October 8, 2020, the Company, through the Operating Partnership, entered into an agreement with a third-party seller to acquire an industrial park for approximately $296.6 million, exclusive of closing costs (“Gateway Pointe Industrial Campus”). On November 17, 2020, the Company, through the Operating Partnership, completed the acquisition of Gateway Pointe Industrial Campus, which is comprised of four 100% occupied buildings totaling approximately 1.0 million rentable square feet, located at 3963, 3931, 3735, and 3629 Workman Mill Road in Whittier, California, within the Company’s Los Angeles–Mid-Counties submarket. The acquisition of Gateway Pointe Industrial Campus was funded through a combination of available cash on hand and cash proceeds from the prior disposition of three properties as part of tax-deferred like-kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended.

Acquisition of Property

On November 17, 2020, the Company, through a wholly owned subsidiary of the Operating Partnership, acquired the industrial property located at 13943-13955 Balboa Boulevard (the “Property”) in Sylmar, California, within the Company’s Los Angeles–San Fernando Valley submarket, for a contract price of $42.6 million, exclusive of closing costs. The acquisition of the Property was funded through a combination of cash on hand, the assumption of approximately $15.7 million of debt and the issuance of 592,186 common units of limited partnership interests in the Operating Partnership (the “Common Units”).

Holders of Common Units have the right to cause the Operating Partnership to redeem any or all of their Common Units for an amount of cash per unit equal to the then current market value of one share of the Company’s common stock, or, at the Company’s election, shares of the Company’s common stock on a one-for-one basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

Dated: November 18, 2020	By:	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer

Rexford Industrial Realty, Inc.

Dated: November 18, 2020	By:	/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer